Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This AMENDMENT NO. 1 dated as of December 6, 2017 (this “Amendment”) to the Rights Agreement, dated as of June 10, 2009 (the “Rights Agreement”), is made by and between ILG, Inc. (f/k/a Interval Leisure Group, Inc.), a Delaware corporation (the “Company”), and Computershare Inc., a Delaware corporation, as successor-in-interest to Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC, as successor to The Bank of New York Mellon) (in its capacity as the rights agent, the “Rights Agent).  Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning(s) given to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, Section 27 (Supplements and Amendments) of the Rights Agreement provides that, prior to the Stock Acquisition Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of shares of Common Stock;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth in this Amendment;

WHEREAS, pursuant to Section 27 of the Rights Agreement, an appropriate officer of the Company has delivered a certificate to the Rights Agent (i) stating that this Amendment is in compliance with Section 27 of the Rights Agreement, and (ii) directing the Rights Agent to execute this Amendment; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and intending to be legally bound hereby, the Company and the Rights Agent agree as follows:

Amendment of the Rights Agreement.  Clause (i) of Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(i) 5:00 P.M., New York City time, on December 6, 2017 (the “Final Expiration Date”)”.

Amendment of Exhibits.  The exhibits to the Rights Agreement shall be deemed to be restated to reflect this Amendment, including all conforming changes.

Effect of Amendment.  Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby.  This Amendment shall be construed in accordance with and as a part of the Rights Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Rights Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed.  To the extent that there is a conflict between the terms and provisions of the Rights Agreement and this Amendment, the terms and provisions of this Amendment shall govern for the purposes of the subject matter of this Amendment only.  From and after the date hereof, any reference to the Rights Agreement shall mean the Rights Agreement as amended hereby.

Waiver of Notice.  The Rights Agent and the Company hereby waive notice with respect to each other under the Rights Agreement, if any, pertaining to matters covered by this Amendment.

Counterparts.  This Amendment may be executed in multiple counterparts (including by means of telecopied and email PDF signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.  A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State; provided, however, that all provisions regarding the rights, duties, obligations and liabilities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Descriptive Headings.  Descriptive headings appear for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Effective Date of Amendment.  This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

ILG, INC.

By:	/s/ Victoria J. Kincke
	Name:	Victoria J. Kincke
	Title:	Senior Vice President and General Counsel

COMPUTERSHARE INC., as Rights Agent

By:	/s/ Paul R. Capozzi
	Name:	Paul R. Capozzi
	Title:	Senior Vice President, Investor Services

[Signature Page to Amendment No. 1 to Rights Agreement]